Exhibit 99.1

Watford Holdings Announces CEO Succession Plan
February 27, 2020
HAMILTON, BERMUDA - (GLOBE NEWSWIRE) -- Watford Holdings Limited ("Watford" or the "Company") (NASDAQ: WTRE) today announced that John F. Rathgeber will retire as Chief Executive Officer on March 31, 2020. Mr. Rathgeber will remain a member of Watford’s board of directors and serve as a senior advisor to the Company.
Walter L. Harris, Chairman of the Board of Watford said, “On behalf of the board, I want to extend a sincere thank you to John for his accomplishments as CEO. He has guided the Company from its formation, navigated through challenging markets and ultimately spearheaded Watford’s entry into the public markets. I’m pleased we will continue to benefit from his insights and perspectives through his roles on the board and as an advisor to the Company.”
Rathgeber will be succeeded by Jonathan D. Levy, who currently serves as Watford’s President.
“I am extremely pleased to turn over the reins to Jon, an immensely talented individual,” commented Mr. Rathgeber. “I’m proud of what Watford has accomplished to-date and feel privileged to have helped establish a company with such a unique and powerful business model. I look forward to making further contributions to Watford’s success as an engaged board member.”
Mr. Levy stated, “I’m excited about the future of Watford and grateful for the opportunity to lead the Company. I’d like to thank John for his sage leadership over the past six years. It will be my mandate to build upon the foundation that John has helped create. I look forward to working with our board, strong management team and business partners, Arch and HPS, to ensure Watford delivers long term value to its clients, employees and shareholders.”
Mr. Levy joined Watford at its inception as its Chief Risk Officer. Previously, he served as Chief Pricing Actuary of Insurance for Endurance Specialty Holdings Ltd. Prior to that he was a Senior Consultant at Tillinghast Towers Perrin, after starting his career at ACE INA. Mr. Levy holds an A.B. in Mathematics and Economics from Lafayette College, is a fellow of the Casualty Actuarial Society, and is a member of the American Academy of Actuaries.
 About Watford Holdings Ltd.
Watford Holdings Ltd. is a global property and casualty insurance and reinsurance company with approximately $1.1 billion in capital as of December 31, 2019, with operations in Bermuda, the United States, and Europe. Its operating subsidiaries have been assigned financial strength ratings of “A-” (Excellent) from A.M. Best and “A” from Kroll Bond Rating Agency “KBRA.”
Cautionary Note Regarding Forward Looking Statements
The Private Securities Litigation Reform Act of 1995 (the “PSLRA”) provides a “safe harbor” for forward-looking statements. This news release contains forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including: uncertainties with respect to market conditions; and other risks set forth in the Company’s Registration Statement on Form S-1 (File No. 333-230080), as amended, filed with the Securities and Exchange Commission (the "SEC"), and in the Company’s periodic reports filed with the SEC. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Watford disclaims any obligation to update these forward-looking statements because of new information, future events or circumstances or other factors.
Contacts
Laurence Richardson (Investor Contact): lbr@watfordholdings.com